11.55

COPY

IN-SITU URANIUM MINING LEASE

This Agreement made this 23rd day of April, 2007 by and between William David Cheek and Diana S. Cheek, of 14319 North U. S. Hwy 183, Yorktown, Texas, 78164, hereinafter called "Lessor" and Uranium Energy Corp of 9801 Anderson Mill Rd., Suite 230, Austin, Texas 78750, a Nevada Corporation, authorized to conduct business in Texas, hereinafter called "Lessee."

WITNESSETH:

1. That Lessor, for and in consideration of the sum of Ten Dollars ($10.00) and other valuable consideration, and in further consideration of the covenants and agreements of Lessee hereinafter contained, has granted, demised, leased and let and by these presents does grant, demise, lease and let exclusively unto Lessee, its successors or assigns, the lands described herein, including all necessary rights, for the purposes of exploring for mining, extracting, producing, saving and marketing vanadium, molybdenum and compounds, solutions, mixtures and source materials, or any of them, containing such substances including without limitation, uranium ore and uranium oxide ore and associated minerals and all other valuable metals, minerals and ores, whether similar or dissimilar to those mentioned, which are necessarily produced along with the ore or in solution with, or in any manner incidental to the production of the foregoing substances ("Leased Substances"). Leased Substances does not include coal, oil, gas, casinghead gas, condensates and associated hydrocarbon substances, sulphur, gravel, sand, dirt, caliche and water when the water is not used for exploration and production of the Leased Substances on the lands described as follows:

> 14 acres out of a 84.38 acres, more or less, situated in the Peter Gass Survey, A-129, Goliad County, Texas and being the same property as that described in that certain Warranty Deed with Vendor's Lien from William R. Lubbock et ux Orlean D. Lubbock to William David Cheek, et ux Diana Cheek dated January 16, 2003, recorded in Volume 178, Page 348, Official Records of Goliad County, Texas, said 14 acres being contiguous to the eastern most property line ("Leased Premises").

NOTICE OF CONFIDENTIALITY RIGHTS: IF YOU ARE A NATURAL PERSON, YOU MAY REMOVE OR STRIKE ANY OF THE FOLLOWING INFORMATION FROM THIS INSTRUMENT BEFORE IT IS FILED FOR RECORD IN THE PUBLIC RECORDS: YOUR SOCIAL SECURITY NUMBER OR YOUR DRIVER'S LICENSE NUMBER.

For the purpose of calculating payments hereinafter provided for based on acreage, the land covered hereby is deemed to comprise 14 acres, whether it actually comprises more or less.

For the same consideration, Lessor grants to Lessee the right and privilege, at Lessee's option, to operate the Leased Premises for Leased Substances with other lands adjoining or in the vicinity thereof as a Mining Unit in accordance with the provisions of this Lease and also, insofar as Lessor has the right and title to do so, Lessor grants and leases to Lessee said Leased Premises for all of the uses and purposes above stated.

2. This lease shall remain in effect for an initial primary term of five (5) years from this date and throughout the extended primary term provided to at Section 3 below, if the option to extend the primary term is exercised by Lessee, and for so long as Leased Substances are being mined, processed and marketed in paying commercial quantities from the Leased Premises or Mining Unit if, at the end of said initial or extended primary term, Lessee is engaged in actual development of a mine for production of Leased Substances from the Leased Premises or the Mining Unit, but has not yet obtained actual production. Lessee shall be allowed a reasonable time within which to complete said mine development and commence actual production. If production is so commenced, this Lease shall continue as though production had commenced prior to the end of said initial or extended primary term. The Lease shall also remain in effect for the purpose of surface reclamation and subsurface restoration in accordance with Lessee's regulatory responsibilities and responsibilities under this Lease, and rent payments to Lessor shall continue in full force and effect.

Temporary cessation in production of Leased Substances from any cause shall not work a termination of this Lease, but Lessee shall exercise diligence in remedying or removing the cause of temporary cessation. Lessee may also, at its sole discretion, suspend the mining of Leased Substances from the Leased Premises or Mining Unit at any time and from time to time, but if suspension of operations is caused by loss of a market or lack of a market satisfactory to Lessee, Lessee shall use diligence in searching for a satisfactory market for the Leased Substances during any such period of suspension and the period of cessation shall not exceed six (6) months. Also, for periods during which production of Leased Substances is suspended, Lessee shall be obliged to pay rent as provided in Section 3 below, and such payment will continue this Lease in full force and effect. Any time there is a cessation or suspension of mining operations, Lessee shall continue the operations necessary to prevent the contamination of Lessor's water.

3. On each anniversary date of this Lease during the initial primary term, Lessee shall pay Lessor as rent for the next ensuing Lease year the sum of $5.00 for each mineral acre covered by this Lease at the time such payment is due. Additionally, Lessee shall have and is hereby granted the option, without obligation to exercise same, to extend the primary term of this Lease for an additional five (5) years by paying, on the fifth anniversary date hereof, rent for the next ensuing Lease year in the amount of $100.00 for each mineral acre covered by this Lease at the time payment is due. On each anniversary date thereafter during such extended primary term, Lessee shall pay Lessor rent for the next ensuing Lease year in the amount of $10.00 for each mineral acre covered by this Lease at the time payment is due. Not withstanding anything herein to the contrary, in the event there is no production in paying commercial quantities at the end of the initial 5 year primary term, then this Lease may be continued only for the purpose of monitoring, restoration and reclamation of the Leased Premises. Restoration of the Leased Premises or Mining Unit shall be completed as soon as reasonably practicable after the cessation of production in paying commercial quantities from the Leased Premises or Mining Unit (if the Leased Premises are included in a Mining Unit), but not to exceed three (3) years beyond the primary/extended term unless required to meet applicable regulatory requirements.

4. Payment of royalties which become due Lessor under this Lease shall be made on or before the last day of April, July, October and January for royalty payable for the preceding calendar quarter. Lessor's royalty shall bear Lessor's

proportionate share of any tax or fee levied on the ownership, mining, production, processing, severance or sale of the Leased Substances, and Lessee may, at Lessee's selection, withhold from any royalty payment Lessor's proportionate share of any such tax or fee and pay it directly to the taxing authority. The term "net proceeds" used herein shall mean the actual selling price after deduction for taxes or fees only. Lessor's royalty interest shall bear no expense of production, mining, processing, hauling, transporting or any other expenses other than taxes or fees. No royalty is reserved on Leased Substances not mined or produced in commercially useful quantities from the Leased Premises. Subject to the foregoing, Lessor reserves as royalty the following after deduction for taxes or fees only:

When the sale price of uranium (yellowcake) is:	Royalty:
Less than $35.00 per pound	8.25%
More than $35.00, but less than $40.00 per pound	9.00%
More than $40.00, but less than $60.00 per pound	10.00%
More than $60.00, but less than $80.00 per pound	11.00%
More than $80.00	12.00%

Except in the event of unitization as herein provided, Lessee shall exercise its best efforts to keep ore and Leased Substances produced from the Leased Premises separate and apart from ore and Leased Substances mined and removed from other lands until such ore and Leased Substances have been measured and assayed, in order that payment of royalty to Lessor may reflect the quantity and quality of ore and Leased Substances mined and removed from the Leased Premises. In solution mining, Lessee shall measure the solution volume and mineral content thereof prior to the commingling of such solution with that produced from other lands. Measurement of solution by volume and mineral content from any Mining Unit shall likewise be accomplished prior to the commingling of such solution with that produced from other lands or Mining Units. Lessee's duty to keep from commingling shall terminate after measuring and assaying in accordance with the then prevailing standards, and Lessee shall have sole discretion to utilize standard blending practices prior to sale with respect to all ore and Leased Substances.

After proper measurements have been made, Lessee may commingle outside ore and substances with ore and Leased Substances produced hereunder for the purpose of using any plant facilities constructed off of Leased Premises to refine, process or extract uranium or other substances from ore, resin, uranium-enriched lacquers (eluant) tailings or other residues.

The above listed royalty percentages will be paid based on the actual net sales proceeds received by Lessee for yellowcake, or slurry, sold and delivered through an arms length transaction. An arms length transaction shall be deemed to be a bona fide transaction with a third party purchaser, not an affiliate, subsidiary or parent of Lessee, or other entity in which Lessee has a financial interest by stock ownership or otherwise of ten percent (10%) or more. Any contract with a third party purchaser shall contain provisions for re-determination of price at intervals no less frequently than annually.

5. All payments made under this Lease may be paid or tendered directly to Lessor or to Lessor's credit in the N/A, which bank and its successors, are hereby made the agents of Lessor to receive all royalties herein provided for and shall continue as the depository regardless of changes in the ownership of said land or the right to receive said royalties. If such bank or any successor bank should fail, liquidate or be succeeded by another bank, or for any reason fail to accept a payment, Lessee shall not be held in default for failure to make or render same until thirty (30) days after Lessor shall deliver to Lessee a proper recordable instrument naming another bank as agent to receive such payments or tenders.

All payments or tenders may be made by delivering or mailing cash, check or draft, and the depositing of such cash, check or draft in any post office addressed to the depository bank or Lessor (at Lessor's last known address as shown by Lessee's records) shall be deemed payment or tender as herein provided.

No change or division in ownership of the Leases Premises or royalties, however accomplished, shall operate to enlarge the obligations or diminish the rights of Lessee. No such change or division in the ownership of the Leased Premises or royalties shall be binding upon Lessee for any purpose until forty-five (45) days after the person acquiring any interest shall furnish Lessee at Lessee's principal place of business with the instrument or instruments or certified copies thereof, evidencing such change, transfer or division of ownership, provided that Lessee may at its election, recognize any such change or division prior to the expiration of said forty-five (45)-day period of time and make payment to the new owners.

If Lessor owns a lesser interest in the Leased Substances in the Leased Premises than the entire and undivided fee simple estate therein, then whether or not such interest is referred to or described herein, all royalties and damages herein provided for shall be paid Lessor only in the proportion which Lessor's interest bears to the whole and undivided fee simple estate in the Leased Substances.

6. Separate from the rental amounts described in Section 3, Lessee agrees to pay Lessor for the use of and/or damages to the Leased Premises the following sums:

(a) Lessee shall pay to Lessor the sum of one hundred dollars ($100.00) for each exploratory hole dug or drilled on the Leased Premises. Operations in crop fields shall be conducted only after approval of Lessor so as not to conflict with normal farming operations, and Lessor will not unreasonably withhold consent or approval.

(b) Lessee shall pay to Lessor an annual fee of $300.00 per acre for the use of each acre of the Leased Premises included within the confines of a fenced production wellfield pattern or Mining Unit for such operations by Lessee. Monitoring wells will be in fenced areas for purposes of calculating the annual fee to be paid,. Roads constructed by Lessee for ingress and egress to such wellfield pattern or Mining Unit,, shall be considered part of the fenced wellfield pattern or Mining Unit.

(c) In the event that there is no production from or restoration on either the Leased Premises or Mining Unit, Lessee shall pay to Lessor an annual payment of $500.00 for each monitoring well located on the Leased Premises.

(d) Lessee shall pay Lessor the fair market value or, at Lessee's option, make a replacement of any fence, building, road, livestock, crops or other personal property of Lessor that may be damaged or destroyed in the course of Lessee's exercise of the rights granted hereunder.

Such payment or replacement shall be accepted by Lessor as full and complete compensation for the damage, destruction or loss of use of such property. Any obligation of Lessee under the provisions of this section shall be limited to and measured by Lessor's interest in and ownership of the surface and surface improvements in respect to which any payment is provided. If Lessor owns only a separate estate in the Leased Substances, the provisions of this section shall not inure to the benefit of the owner of the surface estate as a third party beneficiary. However, Lessee agrees to bear and pay all damages to the surface arising out of Lessee's operations which Lessor, as owner of a separate mineral estate, may be legally obligated to pay.

7. Lessee shall, regardless of the method of mining utilized, conduct all its operations on the Leased Premises in compliance with applicable laws and with rules and orders of regulatory agencies having jurisdiction, including those for protection of the environment, prevention of water pollution, restoration of groundwater, and reclamation of the mined land.

8. The nature, manner and extent of operations, if any, by Lessee under this Lease shall always be at Lessee's sole discretion, provided only that all of said operations shall be conducted by Lessee in compliance with good mining practices.

Lessor acknowledges that there shall be no implied obligation upon Lessee to commence development of the Leased Premises or Mining Unit for production of Leased Substances, nor to develop and mine said lands at any particular rate, nor to continue operations for the production of Leased Substances, except there must be production in paying commercial quantities, monitoring, restoration or reclamation of the Leased Premises or Mining Unit to hold this lease beyond the primary and /or extended term. Monitoring, restoration or reclamation may not exceed three (3) years beyond the primary/extended term unless required to meet governmental regulations.

9. Lessee is granted the right, at Lessee's option, either by itself or jointly with another operator, to create at any time during the term of this Lease, a Mining Unit, as referenced in Section 1, to include all or any part of the Leased Premises as follows:

> In the event that Lessee shall engage in solution mining, such Mining Unit may be created by combining acreage from the Leased Premises with acreage from other lands as follows: Lessee shall prepare and file of record in the county where the lands are located, a declaration of unitization describing each of the separate tracts included within the Mining Unit and specifying the estimated recoverable Leased Substances from the Mining Unit and from each of the separate tracts included within the Mining Unit. As a basis for said estimate of Leased Substances recoverable from the Mining Unit and the various tracts therein, Lessee shall perform such core drilling and other testing throughout the area to be utilized as is necessary to provide a reasonable and sound basis for an estimate by a competent engineer of such recoverable Leased Substances. Lessee shall have the location of such drilling pattern accurately surveyed, with a determination of the position of the property line or lines of the properties involved and shall furnish a copy of such survey to Lessor. Such unitization shall be effective on the date on which said declaration is filed unless a different effective date is specified in said declaration and shall remain in effect so long as any Lease included within the Mining Unit remains in force. Such Mining Unit shall include only lands on which Lessee, either alone or in joint operations with another or others, holds the right to operate and produce Leased Substances by ownership or Lease or other contract. Any tract not so held which is inadvertently included within the Mining Unit shall be eliminated from the Mining Unit effective as of the first day of the month in which its true status is discovered unless Lessee is able, within sixty (60) days from the date of such discovery, to secure from the owner or owners a Lease or other contract giving to Lessee the right to produce Leased Substances therefrom. Upon the elimination of any tract from the Mining Unit for the reason immediately above described, the declaration of unitization shall be revised to show the total recoverable Leased Substances content of the remaining tracts and the percentage of such total allocated to the respective remaining tracts. Any undeveloped tracts upon which Lessee concludes that mining operations are impractical or which Lessee discovers do not contain Leased Substances of mineable quantity or quality may be eliminated from the Mining Unit by Lessee with appropriate revision of the declaration of unitization as above described for elimination of a tract on which Lessee does not hold the right to mine and operate. However, no tract shall be eliminated from the Mining Unit after actual mining operations upon, and removal of Leased Substances from the tract have been commenced. Lessee may, at its option, include in the Mining Unit a tract or tracts upon which it holds the requisite mining rights even though the Lessor or owner of the Leased Substances in such tract refuses or fails to give to Lessee the right to so commit the tract, provided only that all Leased Substances produced from such tract or tracts shall be included in the total production from the Mining Unit in the computation of royalty allocable to the various tracts in the Mining Unit which are fully committed. Mine development and other operations on, and production of Leased Substances from, any part of the Mining Unit so formed shall be deemed development and operations on, and production from, each and every tract within the Mining Unit for all purposes under this lease except that, for royalty payment purposes, that share of total production from the Mining Unit which is proportionate to the percentage of total recoverable Leased Substances allocated to the respective tracts by the declaration of unitization shall be deemed the production from the respective tracts instead of the actual production therefrom; provided that Lessee shall, in any event, after actual mining of Leased Substances commences, pay annually to Lessor, as royalty, a minimum of $300.00 per surface acre of the Leased Premises which is included in the Mining Unit in accordance with Section 6.b. Payment of the minimum royalty, by itself, without production in paying commercial quantities, monitoring, restoration or reclamation, shall not extend this lease beyond the primary/extended term. From and after the effective date of such unitization, Lessee may operate all of the lands included within the Mining Unit as though they had been included in a single lease executed by Lessor and the other owners, with full right to install and use both surface and underground facilities of whatever nature on any tract of land for use in operations on any and all other tracts of land, at the sole discretion and judgment of Lessee as to the need, usefulness and desirability thereof, so long as the Mining Unit should continue in operation. However, such unitization shall in no wise alter or reduce Lessee's obligations under the provisions of Section 6 of this Lease in connection with, or arising from, Lessee's installations of facilities upon the Leased Premises, or its destruction or depriving Lessor of the use of the surface of the Leased Premises, or its destruction or removal of Lessor's improvements. If a portion only of the Leased Premises is committed to any such Mining Unit, that portion which is not so committed shall, from the effective date of the Mining Unit, be deemed a separate Lease subject to all of the terms, provisions and conditions of this Lease provided that if there be any provision herein for a payment to Lessor on other than an average basis, such payment shall be prorated on an acreage basis to that portion of the Leased Premises included within the Mining Unit and to that portion not so included.

10. Failure by Lessee to perform or comply with any of the terms, provisions or conditions of this Lease, express or implied, shall not automatically terminate this Lease nor render it null and void; but in case of such failure, Lessor may notify Lessee in writing thereof and Lessee shall have a period of sixty (60) days after receipt of such notice within which to cure same and, except as otherwise provided in Section 11 hereof, if same shall not have been cured within such time, Lessor may seek a judicial declaration of default and conditional termination of this Lease. However, Lessee shall have only thirty (30) days after receipt of written notice of its failure to pay rent or royalty when due in which to cure same, except that if the amount of any royalty payment is in dispute, then such failure of Lessee to pay the disputed royalty shall be dealt with as provided in Section 12 below. Lessor reserves the right to waive any default or breach of conditions contained herein, but any such waiver shall extend only to the particular breach so waived and shall not limit the rights of Lessor with respect to any future default or breach.

11. The failure to perform or to comply with any of the covenants or conditions hereof on the part of the Lessee shall not be a ground for cancellation or termination or forfeiture of the Lease, during such time as such failure to perform is caused or compliance is prevented by severe weather, explosion, unusual mining casualty, plant shutdown, damage to or destruction of plant or plant facility, fire, flood, rule of order of civil or military authority, delay of regulatory authority in issuing necessary permits or approvals, insurrection, riots, strikes, inability after diligent effort to obtain competent workmen or material acts of God, or any circumstances or conditions beyond the control of Lessee, whether or not similar to those specified, and Lessee shall be excused from and not held liable for such failure to perform or to comply. The provisions of this Section 11 shall not apply to any failure of Lessee to pay rent or royalty. However, nothing stated in this paragraph shall allow Lessee to extend this Lease after one (1) year past the end of the primary/extended term unless the lease is being held by production in paying commercial quantities or held by the monitoring, restoration or reclamation provisions of this lease.

12. In case of suit, adverse claim, dispute or question as to the ownership of any payments (or some part thereof) to be made by Lessee under this Lease, Lessee may suspend payment thereof (or the part thereof in doubt) with interest, and shall not be held in default in payment thereof until such suit, claim, dispute or question has been finally adjudicated or otherwise resolved, and Lessee shall have thirty (30) days after being furnished with the original instrument or instruments disposing of such

suit, claim or dispute (or certified copy or copies thereof) or after being furnished with proof sufficient, in Lessee's opinion, to settle such question within which to make payment.

13. Lessor hereby warrants and agrees to defend the title to the Leased Substances and the Leased Premises, against anyone whomsoever by, through or under Lessor, but not otherwise, provided that if Lessor's interest is specified in this Lease to be a fractional interest only, this warranty of title shall be limited to Lessor's specified interest but any after-acquired title of Lessor shall inure to the benefit of Lessee regardless of any specification of the interest now held by Lessor. Lessee may purchase or lease the rights of any party claiming any interest in said land and execute such rights at any time to discharge any mortgage, tax or other lien on said lands and be subrogated to the rights of the holder thereof, and any payments made by Lessee for such purpose may be deducted from any amounts of money payable to Lessor under this Lease.

14. The rights of either party hereunder may be assigned in whole or in part. Lessee may sublease its interest in whole or in part.

15. Lessee may at any time and from time to time execute and deliver to Lessor, or place of record, a release or releases covering all or any portion or portions of the Leased Premises (except for any part of the Lease committed to a Mining Unit which, under the provisions of Section 9 above, may not be eliminated from the Mining Unit) and thereby surrender this Lease as to all of such portion or portions and terminate, from and after the date of release and surrender, all obligations as to the acreage surrendered except royalty obligations accrued as of the day of the surrender. Lessee must furnish to Lessor within 60 days after the termination of this Lease with regard to any part of the Leased Premises from any cause, a duly executed and acknowledged instrument and release evidencing the termination of the Lease as to that part of the Leased Premises upon which the Lease has terminated. Lessee agrees to pay Lessor $20.00 per day as liquidated damages in Goliad County, Texas, for Lessee's failure to furnish said release within the time provided. If the Lessee does so fail, such damages per day to begin accruing on the 61st day after such termination.

16. This lease and all provisions hereof shall be binding upon and inure to the benefit of the parties and their respective heirs, executors, administrators, successors and assigns. Reference herein to "Lessor" and "Lessee" shall include reference to their respective heirs, executors, administrators, successors and assigns. Should any one or more of the parties named as Lessor fail to execute this Lease, it shall nevertheless be binding upon the party or parties executing the same.

The addendum that is attached hereto is hereby made a part hereof as Section 17.

IN WITNESS WHEREOF, this Lease is executed as of the day and year first above written.

William David Cheek, Lessor

Diana S. Cheek, Lessor

Uranium Energy Corp Lessee

ACKNOWLEDGEMENTS

STATE OFTEXAS §
COUNTY OF Nueces §

Before me, the undersigned authority, on this day personally appeared William David Cheek, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the same for the purposes and consideration therein expressed.

Given under my hand and seal this 23rd day of April, 2007.

Helen Wood Fowler
My Commission Expires
October 15, 2008

Notary Public in and for the State of Texas

STATE OF TEXAS §
COUNTY OF Nueces §

Before me, the undersigned authority, on this day personally appeared Diana S. Cheek, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that she executed the same for the purposes and consideration therein expressed.

Given under my hand and seal this 24th day of April, 2007.

Notary Public in and for the State of Texas

Helen Wood Fowler
My Commission Expires
October 15, 2008

STATE OF TEXAS §
COUNTY OF Travis §
§

Before me, the undersigned authority, on this day personally appeared Randall K. Reneau, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the same for the purposes and consideration therein expressed, and in the capacity of Director of Uranicon Energy Corp.

Given under my hand and seal this 3rd day of May, 2007.

Notary Public in and for the State of Texas

LEONARD G. GARCIA
Notary Public, State of Texas
My Commission Expires
May 06, 2008

17. Other Provisions:

(a) If Lessee exercises its right to extend this Lease for an additional five (5) years as provided for in Paragraph 3, then this Lease must be extended as to not less than all of the acres of the Leased Premises.

(b) Notwithstanding any provisions of this Lease to the contrary, in addition to the obligations imposed by Article 6, Lessee shall fill all test holes drilled on the Leased Premises and otherwise restore the surface such that Lessor shall be able to use the Leased Premises for any purpose for which the Leased Premises were reasonably suited prior to the commencement of Lessee's operations. Upon abandonment of any well drilled for the purpose of producing uranium ores by the leaching process, Lessee shall, at its own expense, plug and abandon the same in accordance with the rules and regulations of the appropriate regulatory commission having jurisdiction, and cut off all casing at least (3') feet below the surface of the ground. All test holes shall be properly cemented so that there is no cement or other structures from the surface down to three feet below the surface.

(c) Before abandoning any well suitable for use as a water well by Lessor, Lessee shall offer the same to Lessor, and if they elect to accept same, Lessee shall turn said well over to Lessor with the casing intact, and Lessee shall then be relieved of any further liability for said well or use of said well by Lessor.

(d) Lessee shall notify Lessor before entering said premises to conduct any operations. Such notice shall be directed to Lessor at 14319 N. U.S. Hwy. 183, Phone: 564-9577. Likewise, Lessor shall notify Lessee of any lease (including hunting, grazing or oil and gas) executed by them during the term of this Lease in order that operations of each party entitled to be on said land may be coordinated.

(e) Lessee shall make reasonable efforts to conduct its operations in such a manner as to avoid cutting any trees; provided, however, Lessee may remove any tree that would unreasonably hinder it in conducting its production, restoration or reclamation operations in an efficient manner. No trees are to be damaged or removed during exploration or monitoring without the consent of Lessor.

(f) Ingress and egress <u>for any purpose</u> shall be at a place designated by Lessor, but Lessor shall not make any unreasonable demands in selection of such place of ingress and egress. Lessee shall install a 16-foot cattle guard at point of entrance and wherever a fence is crossed with a swinging bar across same, capable of being locked, or at the option of Lessor, Lessee shall install gates meeting specifications of Lessor. Where hog-proof fences are in place, Lessee shall provide and maintain hog-proof gates for access. There shall never be any access to the Leased Premises from U. S. Highway 183.

(g) Lessee shall repair or replace all fences damaged by its operations with the same materials and design so as to restore the fence(s) to a condition similar to the original condition.

(h) Lessee agrees that no method of open pit mining shall be employed to extract Leased Substances from the Leased Premises or Mining Unit.

(i) Lessee agrees to pay as damages $10 per rod for pipeline crossings constructed for the transportation of Lessor's uranium to the production facility. All pipelines outside fenced wellfields shall be buried below plow depth (3'), unless otherwise required by applicable governmental agencies.

(j) Lessee agrees to indemnify, defend and hold harmless Lessors, their heirs, administrators, successors or assigns from and against any and all claims for damages that are directly related to and resulting from Lessee's operations made against Lessors by third parties

(including surface owners) or by Lessee or any of its employees, agents, invitees or licensees, or by any contractor or person using the premises by virtue of this Lease.

(k) Lessee will, as a part of the Texas Commission on Environmental Quality ("TCEQ") and the Texas Department of State Health Services ("TDSHS") or their successor agencies' in-situ mine permitting process, be required to establish (pre-mining baseline) groundwater parameters in order to determine pre-mining groundwater quality. Upon termination of in-situ mining operations, Lessee shall restore the portions of aquifers involved in mining operations to a quality consistent with pre-mining parameters in the manner required by state and federal regulations. Regardless of regulatory requirements, Lessee shall restore the groundwater such that the groundwater is suitable for any use that it was suitable from before mining.

(l) Lessee shall have free use of water (except water from Lessor's wells, tanks, creeks and reservoirs) for all operations hereunder; however, Lessee shall have the right to test water from these sources. Exploration, solution mining and restoration operations wherever situated on the Leased Premises shall be conducted so not to damage or destroy any water supply facility of lessor. For purposes of this lease, "water supply facility" shall include wells, tanks and reservoirs. In the event, however, that such activity, in order to properly explore solution mine and develop said Leased Premises should result in damage to or in destruction of any such water supply facility, then Lessee, at Lessee's option, shall repair, restore or replace any such well, tank, or reservoir so damaged or destroyed, with reasonable diligence and dispatch, weather permitting, or if restoration or replacement is determined by Lessee not to be feasible then Lessee shall pay to Lessor a reasonable compensation for any such damage so sustained. Any such water supply facility so repaired, restored or replaced shall be of a capacity and quality equal to that which was damaged or destroyed. Lessee agrees to provide lessor with water test data consistent with periodic reporting requirements of TCEQ and TDSHS or their successor agencies.

(m) Lessee agrees to abide by applicable state and federal regulatory agency permit and operations requirements for mining, production, restoration (underground) and reclamation (surface). When production and restoration is completed in any given wellfield located on the Leased Premises, and release is granted as to satisfaction of all regulatory requirements, Lessee will proceed with and complete the surface reclamation in a prudent and timely manner as required by law to satisfy applicable regulatory requirements. Surface reclamation shall include but not limited to the following: remove equipment, plug back, restore and reseed the surface until the seeded grass is established, remove temporary fencing, remove roads, remove cattle guards, etc. to the mutual and reasonable satisfaction of both Lessee and Lessor. Lessor, at his option may elect to retain portions of roads or fences or other improvements for his future use. The costs to complete all restoration and reclamation shall be borne by the Lessee. In addition, Lessee warrants that any cash bond requirements imposed by applicable federal and state agencies shall be in place prior to production operations, specifically, but not limited to, TCEQ and TDSHS or their successor agencies.

(n) Lessee agrees to reimburse Lessor for any roll back ad valorem taxes paid by Lessor resulting from areas losing their agriculture values for tax purposes due to the actions of the Lessee pursuant to this lease, except Lessee shall not have to reimburse Lessor for roll back taxes on property that is producing in paying commercial quantities.

Signed for Identification

LESSOR	LESSEE
William David Cheek	Randall R. Reneau
William David Cheek	Uranium Energy Corporation
Diana S. Cheek	
Diana S. Cheek	